                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement
[ X ]  Definitive Proxy Statement
[ X ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
240.14a-12

                          Commercial Intertech Corp.
-------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


-------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[ X ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[   ]  $500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).
[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

       ____________________________________________________________

    2) Aggregate number of securities to which transaction applies:

       ____________________________________________________________

    3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

       ____________________________________________________________

    4) Proposed maximum aggregate value of transaction:

       ____________________________________________________________

    Set forth the amount on which the filing fee is calculated and state how it was determined.

[  ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

        __________________________________________________

     2) Form, Schedule of Registration Statement No.:

        __________________________________________________

     3) Filing Party:

        __________________________________________________

     4) Date Filed:

        __________________________________________________

Notes:
------
                                   * * * * *

                                   COMMERCIAL

                                   INTERTECH





                               Notice of
                               Annual Meeting of
                               Shareholders
                               March 27, 1996
                               and
                               Proxy Statement





                           Commercial Intertech Corp.
                           1775 Logan Avenue
                           Youngstown, Ohio 44501

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD MARCH 27, 1996


To the Shareholders of Commercial Intertech Corp.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Commercial Intertech Corp. will be held at the HYDRAULIC CYLINDER DIVISION LOCATED AT 2701 INTERTECH DRIVE, YOUNGSTOWN, OHIO, on Wednesday, March 27, 1996, at 2:00 P.M., for the following purposes:

  1. Election of four (4) directors of the First Class to serve for a term of three (3) years and until their successors shall have been elected and qualified;

  2. Ratification of the selection of Ernst & Young LLP as independent auditors for the fiscal year ending October 31, 1996;

  3. Transaction of such other business as may properly come before the meeting and any adjournments or postponements thereof;

all in accordance with the accompanying Proxy Statement.

  The Board of Directors has fixed the close of business on January 22, 1996 as the record date for the determination of the shareholders entitled to notice of and to vote at such meeting.

                BY ORDER OF THE BOARD OF DIRECTORS



                SHIRLEY M. SHIELDS
                Secretary

January 29, 1996

                         VOTING YOUR PROXY IS IMPORTANT

                PROMPT ACTION IN SENDING IN YOUR PROXY WILL ELIMINATE THE EXPENSE OF FURTHER SOLICITATION. AN ENVELOPE IS PROVIDED
                FOR YOUR USE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU ARE RECEIVING A PROXY FOR EACH ACCOUNT IN YOUR HOUSEHOLD. PLEASE VOTE, SIGN AND MAIL ALL PROXIES YOU RECEIVE.





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
                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                 MARCH 27, 1996

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Commercial Intertech Corp. (the "Company") of proxies in the form enclosed herewith to be voted at the Annual Meeting of Shareholders to be held at the HYDRAULIC CYLINDER DIVISION, 2701 INTERTECH DRIVE, YOUNGSTOWN, OHIO, 44509 on Wednesday, March 27, 1996, at 2:00 P.M., and at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying form of proxy were first released to shareholders on or about January 29, 1996.

  Any shareholder giving a proxy will have the right to revoke it at any time prior to the voting thereof by giving written notice to the Secretary of the Company. All shares represented by effective proxies will be voted at the meeting or at any adjournments or postponements thereof. In addition, if you are present at the meeting, you may revoke your proxy at that time and vote personally on all matters brought before the meeting. All shares represented by effective proxies marked "abstain" will be counted as present and entitled to vote for purposes of reaching a quorum at the meeting or at any adjournments or postponements thereof and will be counted for purposes of voting on any proposal presented at the meeting or any adjournments or postponements thereof. Abstentions will have the same effect as votes cast against a proposal. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter and will have no effect on the vote on such matter.

                                 VOTING SHARES

  The Board of Directors has fixed the close of business January 22, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at said meeting. Only shareholders of record at the close of business on that date will be entitled to vote at the meeting or any adjournments or postponements thereof. The Company's voting securities outstanding on December 31, 1995 consisted of 15,414,229 shares of its $1 par value common stock ("Common Stock") (exclusive of 149,884 shares of treasury stock) and 1,053,508 shares of ESOP Convertible Preferred Stock Series B, no par value. Each share of the Common Stock is entitled to one vote at the meeting. Due to the Common Stock dividend paid on September 15, 1994, in the form of a 3-for-2 stock split, and the requirement of equivalent voting rights of Common Stock and Convertible Preferred Stock Series B, each share of Convertible Preferred Stock Series B will be entitled to one and one-half votes at the meeting.

  Under the General Corporation Law of Ohio, if a shareholder gives written notice to the President, a Vice President, or the Secretary of the Company, not less than forty-eight hours before the time fixed for holding a meeting to elect directors, of his desire that the voting be cumulative, and if an announcement of the giving of such notice is made upon the convening of the meeting, each shareholder has the right to cumulate such voting power as he possesses and to give one candidate the number of votes equal to the number of directors to be elected multiplied by the number of shares he holds or to distribute his votes on the same principle among two or more candidates, as he sees fit. A shareholder notice to exercise cumulative voting rights at the meeting must be in writing, addressed to the President, Vice President or Secretary of the Company, and must be received at the principal executive offices of the Company not less than 48 hours before 2:00 P.M., March 27, 1996.

  The ESOP Convertible Preferred Stock Series B is held of record by a trustee for the Commercial Intertech Corp. Employee Stock Ownership Plan and the Commercial Intertech Retirement Stock Ownership and Savings Plan. The trust for these plans contains pass-through voting provisions for the participants of the plans. Shares which are allocable to a participant's account will be voted by the trustee as directed by the participant. The trustee will vote the shares which are either not allocable to any participant's account or which are allocable, but which were not voted by the participant, proportionately as the allocable shares voted by participants were voted.

                           1.  ELECTION OF DIRECTORS

  The Code of Regulations of the Company provides that the Company shall have twelve directors and that the Board shall be classified with respect to the time for which members shall severally hold office by dividing them into three classes, each of such classes consisting of four directors to hold office for a term of three years. Four directors of the First Class are to be elected at the annual meeting on March 27, 1996 for a term of three years expiring at the annual meeting in 1999. It is the intention of the persons named in the enclosed form of proxy to vote such proxy as specified and, if no specification is made on a signed and returned proxy, to vote such proxy for the election as directors of the four nominees listed in the table set forth below to serve for a term of three years and until their successors shall be elected and qualify. Directors of the First Class whose terms of office expire at the annual meeting of shareholders on March 27, 1996 are Messrs. Charles B. Cushwa III, John M. Galvin, Richard J. Hill and John Nelson, all of whom were elected to their present terms of office by the shareholders at the annual meeting held March
24, 1993.   Mr. Nelson will retire from the Board of Directors in accordance with the terms of the Board of Directors' retirement policy and will not be running for reelection. The new director nominee, nominated by the Board of Directors, is William E. Kassling. Mr. Kassling is Chairman, Chief Executive Officer and President of Westinghouse Air Brake Company.

  The Board of Directors has no reason to believe that the persons nominated will not be available. In the event that a vacancy among such original nominees occurs prior to the meeting, shares represented by the proxies so appointed will be voted for a substitute nominee or nominees designated by the Board of Directors and for the remaining nominees. All of the original nominees have consented to serve if elected. In the event cumulative voting is appropriately called for, the enclosed proxy may be voted in favor of any one or more of the below-named nominees, to the exclusion of the others, and in such order of preference as the proxy holder may determine in his discretion. In any event, the shares represented by the proxy will be voted for the election of directors unless instructed to the contrary.

  The terms of office of Messrs. Bresnahan, William Cushwa, Humphrey and Midgley, directors of the Second Class, will expire at the annual meeting in 1997 and the terms of office of Messrs. McDonough, Powers, Smart and Tucker, directors of the Third Class, will expire at the annual meeting in 1998. Except for Messrs. William W. Cushwa and Charles B. Cushwa III, who are brothers, none of the directors are related.

  Candidates for the office of Director receiving the greatest number of votes shall be elected.





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
                           INFORMATION AS TO NOMINEES

  The names of the nominees for the office of director, together with certain information concerning such nominees, are set forth below:

        Charles B. Cushwa III, age 61 - Director since 1972.

        Director of Cushwa Center for Entrepreneurship, Youngstown State University since 1988. Mr. Cushwa received his bachelor of arts degree in Sociology and his master of arts degree in Economics from the University of Notre Dame. Mr. Cushwa joined the Company in 1961 and held various management positions with the Company until retiring in 1988 as the Secretary of the Company. Mr. Cushwa is a director of Home Savings and Loan Company of Youngstown, Youngstown, Ohio.

        NOMINEE FOR FIRST CLASS (PRESENT TERM EXPIRES IN 1996).


        John M. Galvin, age 63 - Director since 1993.

        Private investor and consultant following retirement in 1992. He was Vice Chairman and Director of The Irvine Company from 1987 to 1992. He received his bachelor's degree in Business Administration from Indiana University. He has served as President of The Rust Group of Austin, Texas; as Senior Vice President of Aetna Life and Casualty; and as Chief Executive Officer of Aetna's International and Diversified Business Division. Mr. Galvin is a Director of Global Marine, Inc. of Houston, Texas and Oasis Residential Inc. of Las Vegas, Nevada.

        NOMINEE FOR FIRST CLASS (PRESENT TERM EXPIRES IN 1996).


        Richard J. Hill, age 65 - Director since 1993.

        Retired in 1990 as Certified Public Accountant with Hill, Barth & King, CPAs, a regional certified public accounting firm operating in Ohio, Pennsylvania and Florida. Mr. Hill formerly was a general partner and chairman of the Executive Committee of Hill, Barth & King. He received his bachelor's degree in Business Administration from Youngstown State University. Mr. Hill is a director of Panelmatic, Inc., Youngstown, Ohio.

        NOMINEE FOR FIRST CLASS (PRESENT TERM EXPIRES IN 1996).

        William E. Kassling,  age 51.

        Chairman, Chief Executive Officer and President of Westinghouse Air Brake Company. Mr. Kassling received his bachelor of science degree in Industrial Management from Purdue University and his master's degree in Business Administration from the University of Chicago. He has served as Management Consultant for Boston Consulting Group; Director, Planning and Development for Clark Equipment Company; and Vice President, Planning, Vice President Group Executive Building Specialties Group and Railway Products Group for American Standard Incorporated. He is a director of Dravo Corporation, Pittsburgh, Pennsylvania and Scientific Atlanta, Inc., Atlanta, Georgia.

        NOMINEE FOR FIRST CLASS.


INFORMATION CONCERNING DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER THE MEETING

  The names of the remaining eight directors of the Company, and certain information with respect to such directors, are as follows:

        William J. Bresnahan, age 45 - Director since 1995.

        President of Hynes Industries. Mr. Bresnahan received his bachelor of science degree in Business Administration from Youngstown State University and his master's degree in Business Administration from the University of Pittsburgh. He held sales and marketing positions with Proctor & Gamble and Pharmacia, Inc. before joining Hynes Industries in 1980. He held sales and general management positions at Hynes Industries until he was named President in 1989. Mr. Bresnahan is a director of the Mahoning National Bank, Youngstown, Ohio.

        DIRECTOR IN SECOND CLASS (PRESENT TERM EXPIRES IN 1997).


        William W. Cushwa, age 58 - Director since 1975.

        Vice President Planning and Assistant Treasurer of the Company. Mr. Cushwa received his bachelor of arts degree from the University of Notre Dame and his master's degree in Business Administration from Case Western Reserve University. Mr. Cushwa joined the Company in 1960, was elected Assistant Treasurer in 1969, and Director of Corporate Planning in 1977 and was elected to his current position in 1983.

        DIRECTOR IN SECOND CLASS (PRESENT TERM EXPIRES IN 1997).

        Neil D. Humphrey, age 67 - Director since 1985.

        President Emeritus of Youngstown State University, having retired as President in 1992 after eight years in that position. Dr. Humphrey received his bachelor of arts degree from Idaho State University, his master of science degree in Government Management from the School of Business Administration of the University of Denver, and his doctorate degree in Education from Brigham Young University. His prior experience includes 10 years as Chancellor of the University of Nevada System. He also served as Budget Director for the State of Nevada.


        DIRECTOR IN SECOND CLASS (PRESENT TERM EXPIRES IN 1997).



        C. Edward Midgley, age 58 -  Director since 1995.

        Advisory Director, PaineWebber, Incorporated. Mr. Midgley received his bachelor of arts degree in Economics from Princeton University and his master's degree in Business Administration from Harvard Business School. Until 1994 he was Co-Head of Investment Banking, Executive Managing Director, Head of Mergers and Acquisitions and Member of the Board of Directors of Kidder, Peabody & Co. Incorporated. He has served as Managing Director, Partner and Head of Corporate Finance/Client Coverage Group at Bankers Trust Company; Vice Chairman, Office of the Chief Executive at Fieldcrest Cannon, Inc.; and Vice Chairman at Amoskeag Company.

        DIRECTOR IN SECOND CLASS (PRESENT TERM EXPIRES IN 1997).



        Gerald C. McDonough, age 67 - Director since 1992.

        Retired in July 1988 as Chairman of the Board and Chief Executive Officer of Leaseway Transportation Corporation. Mr. McDonough received his bachelor's degree in Business Administration from Case Western Reserve University. Mr. McDonough is a director of York International, York, Pennsylvania, Acme-Cleveland Corp., Cleveland, Ohio, Brush-Wellman Corporation, Cleveland, Ohio, and Associated Estates Realty Corporation, Cleveland, Ohio, and a Trustee of the Fidelity Funds, Boston, Massachusetts.

        DIRECTOR IN THIRD CLASS (PRESENT TERM EXPIRES IN 1998).

        Paul J. Powers, age 60 - Director since 1984.

        Chairman, President, Chief Executive Officer and Chief Operating Officer of the Company. Mr. Powers received his bachelor's degree in Economics from Merrimack College and his master's degree in Business Administration from George Washington University. Mr. Powers joined the Company in 1982 as Group Vice President of Hydraulics, was elected President and Chief Operating Officer in 1984 and was elected Chairman and Chief Executive Officer in 1987. Mr. Powers is a director of Acme-Cleveland Corp., Cleveland, Ohio, Ohio Edison Company, Akron, Ohio, Twin Disc, Inc., Racine, Wisconsin, and Global Marine, Inc., Houston, Texas.

        DIRECTOR IN THIRD CLASS (PRESENT TERM EXPIRES IN 1998).


        George M. Smart, age 50 - Director since 1995.

        President and Chairman of the Board of Phoenix Packaging Corporation. Mr. Smart received his bachelor of science degree from The Defiance College and his master's degree in Business Administration from Wharton School, University of Pennsylvania. He was President and CEO of Central States Can Co. from 1978 to 1993. He has been President and Chairman of Phoenix Packaging Corporation since 1993. Mr. Smart is a director of Phoenix Packaging Corporation, North Canton, Ohio, Belden & Blake Corporation, North Canton, Ohio, Ohio Edison Company, Akron, Ohio, and The Defiance College, Defiance, Ohio.

        DIRECTOR IN THIRD CLASS (PRESENT TERM EXPIRES IN 1998).


        Don E. Tucker, age 67 - Director since 1977.

        Retired Senior Vice President and Chief Administrative Officer of the Company. Mr. Tucker received his bachelor of arts degree from Aurora College and his bachelor of law degree from Yale University. Mr. Tucker joined the Company in 1972 as General Counsel and Assistant Secretary, was elected Senior Vice President and Chief Administrative Officer in 1984 and retired in 1993. Mr. Tucker is a director of Bank One Youngstown N.A., Youngstown, Ohio.

        DIRECTOR IN THIRD CLASS (PRESENT TERM EXPIRES IN 1998).


                   BOARD MEETINGS AND COMMITTEE  INFORMATION

  The Board of Directors held six meetings during the year and has established four committees to assist in the discharge of its responsibilities. These are the Executive, Audit, Pension Investment and Compensation

Committees. There is no nominating committee; the Board as a whole nominates directors for election after receiving recommendations from the Executive Committee. During the year, all directors attended 75% or more of the aggregate of meetings of the Board and the Board committees to which they were assigned. The attendance at the meetings of the Board of Directors and committee meetings during the year was 99%.

  The Executive Committee, during the intervals between the meetings of the Board of Directors, possesses and may exercise all the powers of the Board of Directors in the management of the business and affairs of the corporation in so far as may be permitted by law, except that no obligations or indebtedness other than those properly pertaining to current business shall be contracted without authorization by the Board of Directors; and such Executive Committee shall have such other powers and perform such other duties as shall from time to time be prescribed by the Board of Directors. The committee is also responsible for making recommendations to the Board of Directors on candidates for election to the Board and on the qualifications, retirement and compensation of directors. During the past year the committee held eight meetings. The committee consists of five members as follows: Messrs. Powers (Chairman), Humphrey, McDonough, Nelson and Tucker (Secretary).

  The Audit Committee has the responsibility for recommending the selection of independent auditors by the Board of Directors; reviewing with such auditors, prior to the commencement of or during such audit for each fiscal year, the scope of the examination to be made; reviewing with such auditors the audited financial reports, any changes in accounting policies, the services rendered by such auditors (including management consulting services) and the effect of such services on the independence of such auditors; reviewing the corporation's internal audit and control functions; considering such other matters relating to such audits and to the accounting procedures employed by the corporation as the Audit Committee may deem appropriate; and reporting to the full Board of Directors regarding all of the foregoing. During the past year, the committee held four meetings with the auditors. This committee consists of five members as follows: Messrs. Hill (Chairman), Charles Cushwa, Galvin, Nelson and Smart. None of the members of the Audit Committee is an employee of the Company.

  The Pension Investment Committee has the responsibility for overseeing and evaluating the investments of the corporation's pension plan trusts, selecting fund managers and reviewing their performance and designating the proportion of pension contributions to be assigned to such managers. During the past year, the committee held two meetings. The committee consists of six members:
Messrs. McDonough (Chairman), Charles Cushwa, Humphrey, Midgley, Smart and Tucker. None of the members of the Pension Investment Committee is an employee of the Company.

  The Compensation Committee has the authority to determine annual salaries and bonuses for all elected officers and senior management; constitutes the "Committee" contemplated by the corporation's various stock option and award plans with the responsibility for administering such plans; and has the authority to approve incentive and deferred compensation plans, and funding arrangements related thereto, for elected officers and senior management. During the past year, the committee held six meetings. The committee consists of five members: Messrs. Humphrey (Chairman), Galvin, Hill, McDonough and Midgley. None of the members of the Compensation Committee is an employee of the Company.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 (the "Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.


  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended October 31, 1995 all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with; except that, inadvertently, one report of two transactions was filed late by Charles B. Cushwa III and one report of three transactions was filed late by William W. Cushwa.


                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overall Policy and Administration

  The Company's executive compensation program, as developed by the Compensation Committee, is designed to preserve and enhance shareholder value. Within a strategy that links executive and shareholder financial interests, the executive compensation program is designed to:

-- Motivate executives toward long term strategic management of the Company's assets and operations through stock programs that focus executive attention on increasing shareholder value;

-- Recognize and reward individual contributions and achievements as well as overall business performance via annual incentives which are tied to annual operating, financial and strategic objectives;

-- Provide a competitive salary structure to attract and retain the executive talent necessary to ensure the Company's continued profitable growth.

  The executive compensation program is administered by the Compensation Committee of the Board of Directors of the Company (the Committee), which is comprised of five independent directors, none of whom has interlocking or other relationships which might be considered conflicts of interest. The Committee establishes salaries for corporate officers and administers the Company's Senior Management Target Incentive Plan (SMTIP), Salaried Employee Incentive Plan (SEIP) and Stock Option and Award Plans. In its decision-making process, the Committee utilizes independent compensation consultants and may periodically seek input from appropriate Company executives.

  To further the Committee's strategy of linking executive and shareholder financial interests, in recent years the Committee has adjusted the mix of an executive's overall compensation components to increase the emphasis on performance based (annual cash incentive awards; stock options; performance shares) versus fixed (base salary and restricted stock) compensation.

Base Salaries

  In establishing base salaries of Company executives, the Committee generally targets market median (50th percentile) compensation levels of senior executives and other corporate officers in comparably sized durable goods manufacturing companies. Other factors such as availability of talent, the recruiting requirements of the particular situation, experience and anticipated performance are considered in determining individual base salary compensation levels and may result in salaries above or below the stated target.

  The Committee uses data from several executive compensation surveys. The number of participant companies appearing in these surveys is more extensive than the peer group established for performance graph purposes, reflecting the broader group of companies with which the Company competes for executive talent.

  Any adjustments in the base salaries of senior executives and other corporate officers are normally effective as of January 1 each year and are dependent upon such factors as the executive's current responsibilities and experience, competitive compensation practices at comparably sized durable goods manufacturing companies, and the Committee's judgment regarding the performance of the executive.

Annual Incentive Compensation

  Beginning in fiscal 1995, the Committee administers two annual incentive plans. The SMTIP was approved by shareholders in 1995 and is a performance-based plan in which payouts are set in accordance with the requirements of Internal Revenue Code Section 162(m). These requirements are:

-- The compensation must be payable on account of the attainment of one or more pre-established objective performance goals;

-- The performance goals must be established by a Compensation Committee of the Board of Directors that is comprised solely of two or more "outside directors";

-- The terms of the compensation and the performance criteria must be disclosed to and approved by shareholders before payment;

-- The Compensation Committee must certify in writing that the performance goals have been satisfied before payment.

  In addition, the Committee also administers the SEIP which provides compensation that is not performance-based as defined in Code Section 162(m), but which is based on both objective and subjective evaluations of individual executive performance.

The Senior Management Target Incentive Plan

  The SMTIP provides annual incentive compensation to the Company's eight senior executives based solely on the achievement of predetermined financial performance objectives, including group operating income and corporate net income, return on group sales and return on group assets. Target awards, as a percent of salary, range from 22.5 to 52.5 percent.

The Salaried Employee Incentive Plan

  The SEIP provides senior and top managers an opportunity to earn annual cash payments (target incentive awards) based primarily on the achievement of important financial goals (operating and net income, return on sales, and return on assets) as well as individual objectives. A threshold level of net income must be achieved before any payments are made.

  Selection of participants by the Committee, which in 1995 totaled 145 individuals, and accompanying target award ranges (from 7.5 to 30 percent of base salary) are determined according to individual responsibility levels, business judgment and market median data for comparably sized durable goods manufacturing companies.

  To enhance the Company's objectives of encouraging additional executive stock ownership and increasing Company cash flow, about one-half of participants in the SEIP may elect to receive their earned awards in cash or stock or a combination of the two. If the participant elects to receive all or part of an earned award in restricted stock, the Company increases the stock award by a fixed percentage. The vesting period associated with the stock award is three years, and in the event a participant voluntarily leaves the Company or is terminated "for cause," the shares are forfeited.

The Stock Option and Award Plans

  The Company's Stock Option and Award Plans allow for the grant of a variety of stock incentive instruments, including nonqualified (i.e., not tax-preferred) and incentive stock options, stock appreciation rights, restricted stock and performance shares. For many years, the Company has granted stock options to its key executives to create a direct link between shareholder and executive interests. In the past the Company has also periodically granted time-lapse restricted stock to its key executives.

  The performance share program, first initiated in fiscal 1993, is a longer-term incentive program designed to motivate key executives whose efforts result in the achievement of sustained financial results leading to increased shareholder value. Designed to replace substantially the restricted stock grants previously made to key executives, the Committee believes performance shares better align executive and shareholder financial interests. The Committee selected 63 executives throughout the Company for participation in the performance share program.

  Depending on responsibilities within the Company, performance shares are earned based on average corporate and/or group Return On Equity (ROE), divisional operating income and, for certain executives, individual specific objectives over a three-year performance period. In future years, the Committee may consider other measures of shareholder value and performance periods, as appropriate, in light of the Company's strategic objectives. Threshold levels of ROE and, in certain cases, operating income must be achieved before any distributions are made.

  Historically the Company has granted stock options on an annual basis while performance shares are granted every other year. In determining stock option awards, the Committee considers such factors as median competitive award levels, the size of previous stock option awards and Company and individual performance.

  The Company has modified its practice of awarding restricted stock to key executives. Restricted stock is now used only in special circumstances, such as to attract new key executives for employment with the Company and in other similar non-recurring circumstances.

Chief Executive Officer Compensation

  Mr. Powers' annual base salary for 1995 was $481,667. This rate was based on the Committee's judgment regarding his performance, his service to the Company and competitive compensation levels for CEOs of comparably sized durable goods manufacturing companies. For performance in fiscal 1995, Mr. Powers received a payment under the SMTIP of $331,013. This payment was based on a predetermined formula based on corporate net income set by the Committee and certified by the Committee in accordance with the provisions of Code Section 162(m). In addition, Mr. Powers received a payment from the SEIP of $218,987 based on the Committee's judgment on Mr. Powers' achievement of personal goals and objectives during 1995.

  Mr. Powers received options to purchase 34,000 shares of Common Stock in 1995. In determining this grant, the Committee considered Company and individual performance, the size of previous awards and market median long-term incentive statistics.

Internal Revenue Section 162(m)

  A 1993 Internal Revenue Code amendment caps the allowable federal income tax deduction for compensation paid to each of the proxy-reported officers of a public company. The deduction limit, which was effective in 1994, does not apply to compensation paid under a plan that meets certain requirements for performance-based compensation. It is the Committee's general policy to structure the major components of the Company's incentive compensation programs to satisfy the requirements of performance-based compensation and preserve the deductibility of compensation paid to executive officers on an ongoing basis.

  To implement the above policy, the Company asked for and received shareholder approval of the Stock Option and Award Plan of 1995. Such approval preserved the full tax deductibility of Stock Options, Performance Shares and Annual Incentive Awards awarded to the Company's executive officers. The Stock Option and Award Plan of 1995 links compensation to the attainment of key financial objectives leading to increases in shareholder value.

By:    The Compensation Committee

       Neil D. Humphrey, Chairman          Gerald C. McDonough
       John M. Galvin                      C. Edward Midgley
       Richard J. Hill

                                                      SUMMARY COMPENSATION TABLE

                                                                          Long-Term
                                      Annual Compensation               Compensation
                                      -------------------                   Awards
                                                                        ------------


                                                                                      Secu-
                                                                                      rities
                                                                                      Under-
                                                              Other     Restricted    lying
                                                              Annual      Stock        Op-
        Name and                     Salary       Bonus      Compensa     Awards      tions       All Other
                                     ------       -----        tion                             Compensation
   Principal Position       Year       ($)         ($)         ($)        ($)(4)       (#)           ($)
   --------------------     ----       ---         ---         ----       ------       ---           ---
 Paul J. Powers            1995     481,667      440,000       -0-       131,995     34,000      15,810(5)
 Chairman, President,      1994     461,667      400,000       -0-       835,634     37,500      15,876
 Chief Executive           1993     434,500      165,000       -0-          -0-      36,000      16,105
 Officer and Chief
 Operating Officer

 Mark G. Kachur (1)        1995     247,500      135,000     38,414       24,008     15,000         -0-
 Senior Vice President-    1994     134,300      120,000       -0-       174,375     15,000         -0-
 Fluid Purification        1993        -              -         -             -         -             -
 Group

 Bruce C. Wheatley         1995     223,833       90,000       -0-        36,002      7,500       8,075(6)
 Senior Vice President-    1994     216,500       50,000       -0-        59,996      7,500       5,428
 Administration            1993     207,500       45,000      4,539         -0-       7,500         -0-

 Philip N.                 1995     201,125      112,000       -0-          -0-        -0-         7,394(7)
 Winkelstern(2)            1994     256,167       51,250       -0-       184,499     15,000        9,704
 Former Senior Vice        1993     235,167       68,000       -0-          -0-      15,000       10,073
 President and Chief
 Financial Officer

 Hubert Jacobs van         1995     204,777       67,200      7,193       20,152      7,500       1,085(8)
 Merlen (3)                1994         -             -          -            -          -            -
 Senior Vice President     1993         -             -          -            -          -            -
 and Chief Financial
 Officer

 John Gilchrist            1995     194,167       30,000      -0-         11,995      7,000       6,930(9)
 Group Vice President      1994     160,000       75,000      -0-         29,998      7,500       5,913
                           1993     132,500       25,000      -0-           -0-       7,500       5,506

(1)  Mr. Kachur became an employee of the Company on April 11, 1994.

(2)  Mr. Winkelstern retired from the Company on August 1, 1995.

(3) Mr. Jacobs van Merlen became Senior Vice President and Chief Financial Officer of the Company on August 1, 1995.

(4)  This column shows the market value of restricted share awards on the date
of award.   The aggregate holdings/value of Restricted Stock held on October
31, 1995 by the individuals listed in this table, not including awards which were earned after the end of the fiscal year as part of the SEIP and were elected to be taken in the form of restricted stock, as described in the Compensation Committee Report on Executive Compensation, are: Paul J. Powers - 75,059 shares/$1,266,621; Mark G. Kachur - 11,250 shares/$189,844; Bruce C.
Wheatley - 7,154 shares/$120,724; Philip N. Winkelstern - 17,218 shares/$290,554; Hubert Jacobs van Merlen - 2,413 shares/$40,719; and John Gilchrist - 2,302 shares/$38,846. Regular quarterly dividends are paid on Restricted Stock held by these individuals.

(5) Includes Company matching contributions pursuant to the Non-Qualified Stock Purchase Plan in the amount of $10,475; Company matching contributions pursuant to the 401(k) Plan in the amount of $3,975; and Company contribution pursuant to the Employee Stock Ownership Plan in the amount of $1,360.

(6) Includes Company matching contributions pursuant to the Non-Qualified Stock Purchase Plan in the amount of $2,740; Company matching contributions pursuant to the 401(k) Plan in the amount of $3,975; and Company contribution pursuant to the Employee Stock Ownership Plan in the amount of $1,360.

(7) Includes Company matching contributions pursuant to the Non-Qualified Stock Purchase Plan in the amount of $3,184; Company matching contributions pursuant to the 401(k) Plan in the amount of $2,850; and Company contribution pursuant to the Employee Stock Ownership Plan in the amount of $1,360.

(8) Includes Company matching contributions pursuant to the Non-Qualified Stock Purchase Plan in the amount of $1,085.

(9) Includes Company matching contributions pursuant to the Non-Qualified Stock Purchase Plan in the amount of $1,850; Company matching contributions pursuant to the 401(k) Plan in the amount of $3,720; and Company contribution pursuant to the Employee Stock Ownership Plan in the amount of $1,360.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                          Potential Realizable Value
                                                                            at Assumed Annual Rates
                                                                          of Stock Price Appreciation
                                         Individual Grants                    for Option Term (2)
                                         -----------------                    --------------------

                                      % of
                    Number of         Total
                   Securities       Options       Exercise
                   Underlying      Granted to      or Base
                     Options       Employees        Price        Expira-
                   Granted (#)     in Fiscal      ($/Share)       tion          5%            10%
      Name             (1)           Year            (1)          Date          ($)           ($)
      ----             ---           ----            ---          ----          ---           ---
  Paul J.           34,000             29.1%       $19.375     1/24/05       $414,354      $1,050,048
  Powers

  Mark G.           15,000             12.8         19.375     1/24/05        182,803         463,256
  Kachur

  Bruce C.           7,500              6.4         19.375     1/24/05         91,402         231,628
  Wheatley

  Philip N.           -0-               -            -             -             -                -
  Winkelstern

  Hubert Jacobs      7,500              6.4          18.50     7/31/05         87,274         221,168
  van Merlen

  John               7,000              6.0         19.375     1/24/05         85,308         216,186
  Gilchrist

(1) The options listed in the above table were granted subject to a three-year vesting period, with 50% of the options granted becoming exercisable on the second anniversary of the grant date and 50% on the third anniversary. No SARs were granted. The exercisability of the options may be accelerated in the event of a change in control or a potential change in control.

(2) Potential Realizable Value is presented net of the option exercise price but before any federal or state income taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains are dependent on the future performance of the Company's Common Stock and the option holders' continued employment throughout the vesting period. The amounts reflected in the table may not necessarily be achieved.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES


                                                               Number of
                                                               Securities           Value of
                                                               Underlying          Unexercised
                                                              Unexercised          In-the-Money
                                                              Options at           Options at
                                                                FY-End              FY-End (1)
                                                                  (#)                  ($)
                               Shares                             ---                  ---
                              Acquired          Value
                             on Exercise      Realized        Exercisable/         Exercisable/
           Name                  (#)             ($)         Unexercisable         Unexercisable
           ----                  ---             ---         -------------        --------------

 Paul J. Powers                15,000         $118,125      115,500/89,500      $532,437/$205,810

 Mark G. Kachur                  -0-             -0-            -0-/30,000             -0-/20,625

 Bruce C. Wheatley              7,500           61,562        3,750/18,750          13,906/41,718

 Philip N. Winkelstern         18,000          153,000          60,000/-0-            259,999/-0-


 Hubert Jacobs van               -0-             -0-             -0-/7,500              -0-/-0-
 Merlen

 John Gilchrist                  -0-             -0-          8,862/18,250         39,253/41,718



        (1) The value per option is calculated by subtracting the exercise price from the October 31, 1995 closing price of the Company's
        Common Stock on the New York Stock Exchange of $16.875.

                     LONG-TERM INCENTIVE PLAN AWARDS TABLE

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                                         Estimated  Future Payouts
                                                                         -------------------------
                                                                    Under Non-Stock Price Based Plans
                                                                    ---------------------------------

                                  Number of     Performance or
                                  Shares,        Other  Period
                               Units or Other        Until
                                   Rights        Maturation or     Threshold      Target     Maximum
             Name                    (#)           Payout(1)           (#)           (#)          (#)
             ----                    ---           ---------           ---           ---          ---
 Paul J. Powers                   42,750           1/25/98            21,375        42,750       64,125

 Mark G. Kachur                   12,000           1/25/98             6,000        12,000       18,000

 Bruce C. Wheatley                 7,000           1/25/98             3,500         7,000       10,500

 Philip N.Winkelstern              -0-                -                 -              -            -

 Hubert Jacobs van Merlen          6,000           1/25/98             3,000         6,000        9,000

 John Gilchrist                    6,000           1/25/98             3,000         6,000        9,000



  Payouts of awards are tied to achieving specified levels of return on equity ("ROE") over a three-year period. At Threshold ROE, 50% of shares will be distributed. 100% of award will be paid at Target and 150% of award at Maximum. The Compensation Committee of the Board of Directors may, at or after grant, accelerate the vesting of all or part of any Performance Share Award.

(1) The date in the column represents the date on which award payments will be made. The amounts of the awards are based on the three-year performance period ending October 31, 1997.

                              RETIREMENT BENEFITS

  Employees may retire from the Company with unreduced benefits under the Company's retirement plans at age 65 or later with 25 or more years of service. The table below shows the estimated annual pension benefits provided under the Company's defined benefit retirement plans for employees in higher salary classifications retiring at age 65 or later.

      ESTIMATED TOTAL ANNUAL RETIREMENT BENEFITS UNDER THE PENSION PLAN FOR
         SALARIED EMPLOYEES AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLANS

                                                     YEARS OF SERVICE

   REMUNERATION               15               20             25              30               35

       $ 150,000           $40,684          $54,245        $67,806          $71,196          $74,587

         200,000            55,684           74,245         92,806           97,446          102,087

         250,000            70,684           94,245        117,806          123,696          129,587

         300,000            85,684          114,245        142,806          149,946          157,087

         400,000           115,684          154,245        192,806          202,446          212,087

         500,000           145,684          194,245        242,806          254,946          267,087

         600,000           175,684          234,245        292,806          307,446          322,087

         700,000           205,684          274,245        342,806          359,946          377,087

         800,000           235,684          314,245        392,806          412,446          432,087

         900,000           265,684          354,245        442,806          464,946          487,087

  Benefits under the plans are calculated generally under a formula of 50% of the participant's final average compensation reduced by 50% of the participant's estimated social security benefits, reflected in the table in the form of a straight life annuity. The compensation covered by the pension plan is base salary as set forth in the Salary column of the Summary Compensation Table on page 14. The compensation covered by the supplemental executive retirement plans is also base salary for those executives participating other than the Chief Executive Officer, for which the compensation covered is base salary plus bonus as set forth in the Summary Compensation Table. As of November 30, 1995, the following executive officers had the following credited years of service with the Company; Mr. Powers, 13; Mr. Kachur, 1; Mr. Wheatley, 3; Mr. Jacobs van Merlen, 8; Mr. Gilchrist, 28.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                    AMONG COMMERCIAL INTERTECH CORP., NYSE
         AND DOW JONES INDUSTRIAL DIVERSIFIED INDUSTRY GROUP INDICES





                1990        1991        1992         1993        1994        1995
                ----        ----        ----         ----        ----        ----
 TEC             100.00      116.93      149.81      167.04      240.07       215.23

 NYSE            100.00      131.75      140.72      166.94      173.15       203.26

 DJID            100.00      139.82      151.60      189.82      195.39       220.73

Assumes $100 invested on October 31, 1990.

Total return assumes reinvestment of dividends.

Data as of October 31 of each year.

In accordance with SEC guidelines, the New York Stock Exchange (NYSE) Index was selected as the broad market indicator because Commercial Intertech (TEC) shares are traded on the NYSE.

The Dow Jones Industrial Diversified (DJID) Index was selected as the industry index because TEC is included in said index along with a number of competitors and other companies involved in two or more industries or whose products are used in many different industries.


EMPLOYMENT AGREEMENTS

  On July 27, 1994, the Company entered into an Employment Agreement with Paul
J. Powers. Mr. Powers' Employment Agreement expires on February 28, 2000. The Employment Agreement provides for the payment of a base salary which can be increased at the discretion of the Company. Additionally, Mr. Powers shall be eligible to (1) receive cash bonuses as part of the Company's SEIP; and (2) participate in other incentive, stock option, profit sharing and similar plans maintained by the Company for the benefit of its executives. In addition, the employment agreement with Mr. Powers provides that in the event of his termination without cause (as defined in his employment agreement), Mr. Powers shall receive a lump sum payment equal to two and one-half times his most recent annual cash compensation. Finally, Mr. Powers will be included in all other employee benefit plans to the extent that he is eligible. Such plans include, but are not limited to, group life insurance plans, hospitalization and medical plans and long-term disability plans.

  On May 18, 1992, the Company entered into an Employment Agreement with Bruce
C. Wheatley and on December 3, 1993, the Company entered into an Employment Agreement with Mark G. Kachur. Mr. Wheatley's Employment Agreement is for a term of three years and Mr. Kachur's Employment Agreement is for a term of three years. The Employment Agreement with Mr. Wheatley provides for a base salary of $200,000 and Mr. Kachur's Employment Agreement provides for a base salary of $240,000. Both employment agreements provide for participation in the Company's SEIP as well as other Company benefit programs, including group life insurance, hospitalization and medical plans. The Employment Agreements also provide for the grant of stock options under certain stock option plans, subject to vesting requirements, and also provide for participation in a supplemental deferred compensation arrangement. In the event of a change in control of the Company, the Employment Agreements provide for a lump sum severance payment in the amount of two years' cash compensation as well as continued participation in Company benefit programs for two years following termination.

  The base salary and cash bonuses payable under all these Employment Agreements are included in calculating the cash compensation paid to Messrs. Powers, Kachur and Wheatley, respectively, as reported in the Summary Compensation Table on page 14.

COMPENSATION OF DIRECTORS

  Directors who are not employees of the Company receive an annual retainer fee in the amount of $16,000, plus $1,000 for attending each meeting of the Board of Directors. They also receive $750 for attending each committee meeting. Directors who are employees of the Company do not receive compensation for serving as directors.

  Non-employee directors who retire with at least ten years of non-employee Board service will be paid a retirement benefit consisting of an annual amount equal to the Board retainer being paid to such directors at the time of retirement. Retiring directors with less than ten years of non-employee Board service will receive proportionally decreased amounts. Non-employee directors are entitled to receive automatically a non-qualified stock option to purchase 2,250 shares of Common Stock upon the outside director's election to a new three-year term during the term of the Stock Option and Award Plan of 1995.

  Mr. Don E. Tucker, former Senior Vice President and Chief Administrative Officer of the Company, provides consulting services to the Company. Fees paid for those services during fiscal 1995 were $48,000.

TERMINATION BENEFITS

  On February 15, 1988, the Company entered into a Severance Compensation and Consulting Agreement with Paul J. Powers. On June 25, 1992, the Company entered into a Severance Compensation Agreement with John Gilchrist, on July 20, 1992 with Bruce C. Wheatley, and on March 25, 1995 with Mark G. Kachur.
The Severance Compensation and Consulting Agreement and the Severance Compensation Agreements are referred to collectively as the "Agreements." The Agreements were the result of a determination by the Board of Directors that it is appropriate and in the best interest of the Company and its shareholders that, in the event of a possible change in control of the Company, the stability and continuity of management would be maintained, free of the distractions incident to any change in control.

  For purposes of the Agreements, a "change in control" shall be deemed to have occurred if (i) there shall be consummated (a) any consolidation or merger of the Company in which the Company is not the continuing surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or (ii) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) any person [as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")], other than the Company or a subsidiary or any employee benefit plan sponsored by the Company or a subsidiary, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or an exchange offer, open market purchases, privately negotiated purchases or otherwise, or
(iv) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company shall cease for any reason to constitute at least the majority thereof, unless the election or the nomination for election by the Company's shareholders of each new director during such two-year period is approved by a vote of at least two-thirds of the directors then still in office who were directors in the beginning of such two-year period.

  Benefits are payable under the Agreements only if a change in control has occurred and within two years after such change in control the officer's employment is terminated involuntarily without cause or voluntarily by the officer for reasons such as demotion, reduction in base salary, relocation, loss of benefits or other changes. The principal benefits to be provided to Mr. Powers under his Agreement are (i) a lump sum payment equal to two times his annual cash compensation (base salary and incentive compensation), (ii) continued participation in the Company's employee benefit programs for three years following termination, and (iii) a consulting fee equal to his annual cash compensation in consideration for consulting services over a one-year period after termination. The principal benefits to be provided to Messrs. Kachur, Wheatley, and Gilchrist under the Agreements are (i) a lump sum payment equal to two times the officer's annual cash compensation (base salary and incentive compensation) and (ii) continued participation in the Company's employee benefit programs for two years following termination. If the officer's termination occurs after age 62, separation payments are reduced by a factor based upon the number of months remaining until the officer reaches age
65. The Agreements are not employment agreements, and do not impair the right of the Company to terminate the employment of the executive with or without cause prior to a change in control, or the right of the executive to voluntarily terminate his employment. Each Agreement generally terminates on the earlier of the date on which the officer reaches age 65 or five years from the date of the Agreement, provided that the term of the Agreement will be automatically extended for additional one-year periods until the officer reaches age 65 or the Company or the officer determines not to extend the Agreement.

  Effective August 15, 1995, Mr. Kipton C. Kumler resigned from his positions as an executive officer and director of the Company and its subsidiaries. In connection with such resignation, the Company and Mr. Kumler entered into a consulting agreement pursuant to which Mr. Kumler will receive approximately $14,600 per month and health insurance coverage for a period of 24 months and was paid a lump sum of $332,500. The Company also agreed to pay certain amounts relating to the relocation of Mr. Kumler and his family, including moving expenses and certain amounts relating to his Ohio house and property.

                        SECURITY OWNERSHIP OF MANAGEMENT

  The directors, nominees for the office of director, the Chief Executive Officer, the four other highly-compensated executive officers, a former executive officer and all directors and executive officers as a group were the beneficial owners of the Company's voting shares, as of December 31, 1995, as set forth below:

                                                 Amount and Nature                Percent
       Name of Beneficial                          of Beneficial                of Voting
              Owner                                  Ownership                    Shares
              -----                                  ---------                    ------

 William J. Bresnahan                                 300                            *

 Charles B. Cushwa III                            206,770 (1)(4)(5)                 1.3%
                                                          (8)(12)(16)

 William W. Cushwa                                226,250 (1)(2)(3)(4)(6)(7)        1.4%
                                                          (8)(10)(13)
                                                          (14)(16)

 John M. Galvin                                     3,000 (8)                        *

 John Gilchrist                                    33,227 (8)(9)(10)(14)             *

 Richard J. Hill                                    9,535 (8)(9)                     *

 Neil D. Humphrey                                   5,829 (8)(9)                     *

 Hubert Jacobs van Merlen                          13,410 (17)                       *

 Mark G. Kachur                                    25,026                            *

 William E. Kassling                                    0                            -

 Gerald C. McDonough                                3,750 (8)                        *

 C. Edward Midgley                                 10,000                            *

 John Nelson                                       14,573 (1)(8)                     *

 Paul J. Powers                                   322,424 (2)(8)(10)(14)            1.9%

 George M. Smart                                    2,000                            *

 Don E. Tucker                                    137,724 (1)(2)(11)(14)             *


                                                Amount and Nature                 Percent
 Name of Beneficial                               of Beneficial                 of Voting
      Owner                                        Ownership                      Shares
      -----                                        ---------                      ------
 Bruce C. Wheatley                                 30,301 (8)(15)                    *

 Philip N. Winkelstern                            176,518 (1)(2)(3)(8)              1.1%
                                                          (10)(14)

 All Directors and
 Executive Officers as a Group
 (21 people)                                    1,329,534                          7.9%

*less than 1%

  (1) Does not include Common Stock owned by the members of the above-mentioned directors' families who share their homes, as follows: of Mr. Charles Cushwa - 2,147 shares; of Mr. William Cushwa - 26,548 shares; of Mr. Nelson - 28,675 shares; of Mr. Tucker - 1,146 shares; of Mr. Winkelstern - 5,479 shares. Beneficial ownership thereof is disclaimed by the respective directors.

  (2) Includes the beneficial interest in Common Stock (fractional shares not shown) credited to the accounts of the above-mentioned beneficial owners by the Trustee acting under the provisions of the Company's Employee Savings and Stock Purchase Plan, as follows: Mr. William Cushwa - 4,254 shares; Mr. Powers - 1,595 shares; Mr. Tucker - 9,243 shares; and Mr. Winkelstern - 8,529 shares.

  (3) Includes Common Stock held by the directors as custodians for their minor children as follows: minor children of Mr. William Cushwa - 4,011 shares; and minor grandchildren as follows: minor grandchild of Mr. Winkelstern - 750 shares.

  (4) Charles B. Cushwa III and William W. Cushwa are two of three beneficiaries of a trust, of which they are not trustees, which consists of 294,000 shares of Common Stock the income from which will be paid to the beneficiaries equally during their lives. These shares are not included in the amounts shown in the table.

  (5) Includes 46,500 shares of Common Stock held in trust, in which the children of Charles B. Cushwa III have a remainder interest, and of which National City Bank, N.E. and Charles B. Cushwa III are co-trustees. Beneficial ownership thereof is disclaimed by Mr. Charles B. Cushwa III.

  (6) Does not include 11,250 shares of Common Stock held in trust, of which William W. Cushwa is not a trustee, for the benefit of his child and of which beneficial ownership is disclaimed by Mr. William W. Cushwa.

  (7) Includes 44,000 shares of Common Stock held in trust, in which the children of William W. Cushwa have a remainder interest, and of which National City Bank, N.E. and William W. Cushwa are co-trustees. Beneficial ownership thereof is disclaimed by Mr. William W. Cushwa.

  (8) Includes shares of Common Stock acquirable within 60 days of December 31, 1995 upon exercise of options issued under the Company's Stock Option and Award Plans as follows: Mr. Charles Cushwa - 1,500 shares; Mr. William Cushwa
- 10,125 shares; Mr. Galvin - 1,500 shares; Mr. Gilchrist - 12,612 shares; Mr. Hill - 1,500 shares; Mr. Humphrey - 1,500 shares; Mr. McDonough - 1,500 shares; Mr. Nelson - 1,500 shares; Mr. Powers - 134,250 shares; Mr. Wheatley - 7,500 shares; and Mr. Winkelstern - 60,000 shares.

  (9) Includes shares of Common Stock (fractional shares not shown) credited to the accounts of the above-mentioned beneficial owners by the administrator of the Company's Automatic Dividend Reinvestment Plan, as follows: Mr. Gilchrist - 1,448 shares; Mr. Hill - 3,035 shares; and Mr. Humphrey - 1,429 shares.

  (10) Includes in each case 232 shares of Series B Preferred Stock (fractional shares not shown) and the following number of Common Stock (fractional shares not shown) credited to the accounts of the above-mentioned beneficial owners by the Trustee acting under the provisions of the Company's 401(k) plan: Mr. William Cushwa - 762 shares; Mr. Gilchrist - 270 shares; Mr. Powers - 4,432 shares; and Mr. Winkelstern - 270 shares.

  (11) Includes 190 shares of Series B Preferred Stock (fractional shares not shown) and 4,919 shares of Common Stock (fractional shares not shown) credited by the Trustee acting under the provisions of the Company's 401(k) plan.

   (12) Includes 39,244 shares of Common Stock held in trust, in which the children of Charles B. Cushwa III have a remainder interest, and of which National City Bank, N.E. and Charles B. Cushwa III are co-trustees. Beneficial ownership thereof is disclaimed by Mr. Charles B. Cushwa III.

  (13) Includes 61,000 shares of Common Stock held in trust, in which the children of William W. Cushwa have a remainder interest, and of which National City Bank, N.E. and William W. Cushwa are co-trustees. Beneficial ownership thereof is disclaimed by Mr. William W. Cushwa.

  (14) Includes in each case one share of Common Stock (fractional shares not shown) as a result of participation in the Commercial Intertech Employee Stock Ownership Plan and the following number of shares of Series B Preferred Stock (fractional shares not shown) as a result of participation in the Commercial Intertech Employee Stock Ownership Plan: Mr. William Cushwa - 266 shares; Mr. Gilchrist - 323 shares; Mr. Powers - 619 shares; Mr. Tucker - 464 shares; and Mr. Winkelstern - 604 shares.

  (15) Includes 11 shares of Series B Preferred Stock (fractional shares not shown) and 1,364 shares of Common Stock (fractional shares not shown) held under the provisions of the Company's 401(k) plan. Includes 58 shares of Series B Preferred Stock (fractional shares not shown) as a result of participation in the Commercial Intertech Employee Stock Ownership Plan.

  (16) Charles B. Cushwa III and William W. Cushwa are two of three beneficiaries of a trust, of which they are not trustees, containing 48,625 shares distribution of which is dependent upon the resolution of certain probate estate matters. The shares are not included in the amounts shown in the table.

  (17) Includes the beneficial interest in 123 shares of Common Stock (fractional shares not shown) credited by the Trustee acting under the provisions of the Company's Non-Qualified Stock Purchase Plan.

  The information set forth above concerning beneficial shareholdings of the beneficial owners is based on information received from the persons named. None of such beneficial owners, directly or indirectly, owns beneficially any equity securities of any subsidiary of the Company.


                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The name of any person or "group" (as that term is used in the Exchange Act) known by the Company to be the beneficial owner of more than five percent (5%) of any class of the Company's voting securities as of December 31, 1995 is set forth below:

    Title           Name and Address               Amount and               Percent         Percent of
      of                    of                     Nature of                  of            All Voting
    Class           Beneficial Owner               Beneficial               Class             Shares
    -----           ----------------               Ownership                -----             ------
                                                   ---------
 Common        National City Bank, N.E.            1,219,766 (1)             7.91%            7.18%
               P O. Box 450
               Youngstown, OH 44501

 Common        Norwest Corporation                 1,163,153 (2)             7.55%            6.84%
               6th and Marquette
               Minneapolis, MN 55479

 Series B      Mellon Bank N.A.                    1,053,508 (3)           100.00%            9.30%
 Preferred     P. O. Box 444
               Pittsburgh, PA 15230

   (1) This figure includes 175,250 shares of Common Stock held in trust by National City Bank, N.E. (trustee) for the benefit of participants in the Commercial Intertech Corp. Employee Savings and Stock Purchase Plan.

   This figure includes 3,109 shares of Common Stock held in trust by National City Bank (trustee) for the benefit of participants in the Non-Qualified Stock Purchase Plan of Commercial Intertech Corp.

   National City Bank has sole voting power over 873,878 shares and shared voting power over 172,029 shares. National City Bank has sole investment power over 328,589 shares and shared investment power over 891,177 shares.

  (2) Norwest Corporation holds Common Stock in a fiduciary capacity for various institutional and personal accounts.

   Norwest Corporation has sole voting power over 950,703 shares and shared voting power over 600 shares. Norwest Corporation has sole investment power over 1,163,003 shares and shared investment power over 150 shares.

  (3) This figure represents all of the outstanding ESOP Convertible Preferred Stock Series B held of record by Mellon Bank N.A. (trustee) for the benefit of participants in the Commercial Intertech Employee Stock Ownership Plan and the Commercial Intertech Retirement Stock Ownership and Savings Plan. The trust for these plans contains provisions for pass-through voting rights to the employee participants in the plans.

   Mellon Bank has shared voting power and shared investment power over all shares of Preferred Stock Series B.

                     2.  SELECTION OF INDEPENDENT AUDITORS
                     -------------------------------------

  The Board of Directors has selected Ernst & Young LLP to audit the financial statements of the Company and its consolidated subsidiaries for the fiscal year ending October 31, 1996. Ernst & Young LLP has served the Company in this capacity since 1921. A representative of Ernst & Young LLP is expected to be present at the annual meeting with the opportunity to make a statement if such representative so desires and will also be available to respond to appropriate questions from shareholders.

  Unless contrary instructions are noted on the proxy, it will be voted to ratify the selection by the Board of Directors of Ernst & Young LLP as independent public auditors for the fiscal year ending October 31, 1996. The affirmative vote of the holders of a majority of the voting shares represented at the meeting is required for such ratification.

                         ANNUAL REPORT TO SHAREHOLDERS

  The annual report of the Company and its subsidiaries for the fiscal year ended October 31, 1995, including financial statements reflecting the financial position and operations of the Company and its subsidiaries for that year, is being mailed to shareholders simultaneously with this Proxy Statement. The annual report is not deemed to have been filed with the Securities and Exchange Commission and is not part of this proxy solicitation.

                      1997 ANNUAL MEETING OF SHAREHOLDERS

  The deadline for receipt of shareholders' proposals for inclusion in the Company's 1997 proxy material is October 1, 1996.

                                  FORM 10-K

  A COPY OF THE COMPANY'S ANNUAL REPORT AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 31, 1995, MAY BE OBTAINED BY SHAREHOLDERS AFTER JANUARY 31, 1996 WITHOUT CHARGE, ON WRITTEN REQUEST DIRECTED TO THE SECRETARY, COMMERCIAL INTERTECH CORP., P. O. BOX 239, YOUNGSTOWN, OHIO 44501.

                               3.  OTHER MATTERS
                               -----------------

  The Board of Directors does not know of any matters of business to be presented for action at the meeting other than as set forth above. The enclosed proxy does, however, confer discretionary authority upon the persons named therein, or their substitutes, to take action with respect to any other matters that may properly be brought before the meeting.

                            SOLICITATION OF PROXIES

  The enclosed form of proxy is solicited by the Board of Directors. Shares represented by the proxy will be voted at the meeting and, where a choice has been specified with respect to a proposal, such shares will be voted in accordance with such specification. The cost of preparing, printing, assembling and mailing will be paid by the Company. Officers, directors or other employees of the Company, without additional remuneration, may solicit proxies personally or by other appropriate means, if deemed advisable. The Company will also request brokers, banks and other nominees to send proxy material to and obtain proxies from their principals, and it will reimburse such persons for their expenses in so doing. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies. Morrow & Co., Inc. will request brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of the Company's Common Stock of record to forward proxy solicitation material to the beneficial owners of such shares. For these services, the Company will pay Morrow & Co., Inc. a fee estimated not to exceed $4,500 plus reimbursement of expenses.

  Please complete, sign, date and return your proxy promptly to ensure that your shares will be voted at the meeting. We hope that you will attend the meeting. For your convenience, a self-addressed envelope, which requires no additional postage if mailed in the United States, is enclosed.

       BY ORDER OF THE BOARD OF DIRECTORS



       SHIRLEY M. SHIELDS
       Secretary

Youngstown, Ohio
January 29, 1996

                                    APPENDIX


1. Commercial Intertech Corp. logo appears on first page.

2. Pictures of members of the Board of Directors appear on pages 5 through 8.

3. Performance graph appears on page 20.

                           COMMERCIAL INTERTECH CORP.
                               1775 Logan Avenue
                            Youngstown, Ohio  44501

                                   P R O X Y

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                      FOR
               THE ANNUAL MEETING OF SHAREHOLDERS, MARCH 27, 1996

  The undersigned hereby appoints JOHN S. ANDREWS, JOHN NELSON, AND DON E.

TUCKER, and each or any of them, attorneys and proxies with full power of substitution, to represent the undersigned and to vote all shares of stock of

Commercial Intertech Corp. which the undersigned is entitled to vote at the

Annual Meeting of Shareholders of Commercial Intertech Corp. to be held at the

Hydraulic Cylinder Division located at 2701 Intertech Drive, Youngstown, Ohio on Wednesday, March 27, 1996, at 2:00 P.M., or at any adjournments or postponements thereof, upon all matters as set forth in the Notice of Annual

Meeting and Proxy Statement, receipt of which is hereby acknowledged.

                                        PLEASE SIGN, DATE AND RETURN
                                        PROMPTLY IN ENCLOSED ENVELOPE

                                        Dated: _________________, 1996

                                        ______________________________

                                        ______________________________
                                          Signature of Stockholder

                                        THIS PROXY SHOULD BE SIGNED
                                        EXACTLY AS NAME APPEARS HEREON

                                        Executors, administrators, trustees,
                                        attorneys, etc., should give full title
                                        as such.  If the signer is a
                                        corporation or partnership, please sign
                                        full corporate or partnership name by
                                        duly authorized officer.

1. ELECTION OF DIRECTORS

  Nominees:    Charles B. Cushwa III, John M. Galvin, Richard J. Hill and
               William E. Kassling.

       [ ]     FOR all nominees           [ ]    WITHHOLD AUTHORITY
               listed above                      to vote for all
               (except as listed                 nominees listed
               to the contrary                   above
               below)

If you wish to withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

______________________________________________________________________

The Board of Directors recommends a vote FOR the election of all the nominees as directors.

2. RATIFY SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.


   [ ]  FOR      [ ]  AGAINST       [ ]  ABSTAIN

The Board of Directors recommends a vote FOR the approval of auditors.


3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

THIS PROXY WILL BE VOTED AS DIRECTED ABOVE, OR IF RETURNED EXECUTED WITH NO DIRECTION GIVEN, WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES AS DIRECTORS AND FOR RATIFICATION OF ERNST & YOUNG LLP AS AUDITORS.